Free Writing Prospectus (To the prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated June 18, 2012)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 October 31, 2012

Zions Direct Auctions - Results 10/31/12 11:43 AM

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ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 7 Year Corporates

Non-redeemable prior to November 15, 2014, then callable at par on interest payment dates thereafter. | BBB- (S&P); BBB- (Fitch); and BBB(low) (DBRS).

This is a bid by Coupon auction. Please refer to the Offering Documents for more information

Notice: The auction has been extended until 10/31/2012 1:38:29 PM EDT.

Auction Status:	CLOSED
Auction Start:	10/23/2012 1:30 PM EDT
Auction End:	10/31/2012 1:38 PM EDT
Last Update:	10/31/2012 1:42:58 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	4.150%
Maturity Date:	11/15/2019

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 4.150%

Bidder	Units	Yield	Fixed Price	Timestamp	Awarded	Amount Due
#27601	25	3.500%	100.000000	10/29/2012 4:47:29 PM	25 units	$ 25,000.00
#27821	1	3.500%	100.000000	10/30/2012 2:49:35 AM	1 unit	$ 1,000.00
#30297	250	3.500%	100.000000	10/31/2012 11:26:57 AM	250 units	$ 250,000.00
#31754	14	3.500%	100.000000	10/31/2012 11:46:46 AM	14 units	$ 14,000.00
#32027	50	3.900%	100.000000	10/26/2012 3:00:06 PM	50 units	$ 50,000.00
#31441	20	3.900%	100.000000	10/31/2012 11:05:20 AM	20 units	$ 20,000.00
#27100	5	3.950%	100.000000	10/23/2012 2:48:04 PM	5 units	$ 5,000.00
#13193	100	3.950%	100.000000	10/23/2012 4:02:05 PM	100 units	$ 100,000.00
#32024	15	3.950%	100.000000	10/25/2012 5:48:46 PM	15 units	$ 15,000.00
#32028	200	3.950%	100.000000	10/26/2012 6:20:55 PM	200 units	$ 200,000.00
#6290	60	3.950%	100.000000	10/31/2012 10:42:50 AM	60 units	$ 60,000.00
#13950	57	3.950%	100.000000	10/31/2012 10:45:01 AM	57 units	$ 57,000.00
#31890	1	3.950%	100.000000	10/31/2012 11:13:43 AM	1 unit	$ 1,000.00
#21477	10	3.950%	100.000000	10/31/2012 1:34:40 PM	10 units	$ 10,000.00
#32018	10	4.000%	100.000000	10/24/2012 11:41:14 AM	10 units	$ 10,000.00
#17916	2,000	4.000%	100.000000	10/24/2012 4:37:33 PM	2,000 units	$ 2,000,000.00
#17912	11	4.000%	100.000000	10/26/2012 12:08:00 PM	11 units	$ 11,000.00

https://www.auctions.zionsdirect.com/auction/7355/results Page 1 of 3

Zions Direct Auctions - Results 10/31/12 11:43 AM #31440 10 4.000% 100.000000 10/31/2012 9:36:45 AM 10 units $ 10,000.00 #24582 4 4.000% 100.000000 10/31/2012 11:49:54 AM 4 units $ 4,000.00 #29859 500 4.000% 100.000000 10/31/2012 1:28:06 PM 500 units $ 500,000.00 #32071 50 4.050% 100.000000 10/25/2012 1:23:01 PM 50 units $ 50,000.00 #32072 25 4.050% 100.000000 10/25/2012 1:33:16 PM 25 units $ 25,000.00 #30297 250 4.050% 100.000000 10/31/2012 1:27:13 PM 250 units $ 250,000.00 #29772 400 4.050% 100.000000 10/31/2012 1:31:00 PM 400 units $ 400,000.00 #28214 1,000 4.050% 100.000000 10/31/2012 1:33:24 PM 1,000 units $ 1,000,000.00 #29772 1,000 4.050% 100.000000 10/31/2012 1:33:48 PM 1,000 units $ 1,000,000.00 #32081 500 4.050% 100.000000 10/31/2012 1:35:41 PM 500 units $ 500,000.00 #32082 500 4.050% 100.000000 10/31/2012 1:36:29 PM 500 units $ 500,000.00 #32078 75 4.100% 100.000000 10/25/2012 5:41:52 PM 75 units $ 75,000.00 #32079 100 4.100% 100.000000 10/25/2012 5:53:06 PM 100 units $ 100,000.00 #32025 60 4.100% 100.000000 10/26/2012 12:43:13 PM 60 units $ 60,000.00 #32026 30 4.100% 100.000000 10/26/2012 12:49:54 PM 30 units $ 30,000.00 #32089 25 4.100% 100.000000 10/29/2012 5:09:27 PM 25 units $ 25,000.00 #32088 40 4.100% 100.000000 10/29/2012 5:14:13 PM 40 units $ 40,000.00 #32087 125 4.100% 100.000000 10/29/2012 5:20:51 PM 125 units $ 125,000.00 #32086 150 4.100% 100.000000 10/29/2012 5:25:30 PM 150 units $ 150,000.00 #32080 250 4.100% 100.000000 10/30/2012 2:31:36 PM 250 units $ 250,000.00 #32090 500 4.100% 100.000000 10/30/2012 2:37:27 PM 500 units $ 500,000.00 #30297 1,000 4.100% 100.000000 10/31/2012 1:27:13 PM 1,000 units $ 1,000,000.00 #29857 2,000 4.100% 100.000000 10/31/2012 1:28:52 PM 2,000 units $ 2,000,000.00 #29857 1,000 4.100% 100.000000 10/31/2012 1:28:52 PM 1,000 units $ 1,000,000.00 #18373 25 4.100% 100.000000 10/31/2012 1:30:36 PM 25 units $ 25,000.00 #23079 3 4.100% 100.000000 10/31/2012 1:32:29 PM 3 units $ 3,000.00 #29772 420 4.100% 100.000000 10/31/2012 1:32:33 PM 420 units $ 420,000.00 #29773 2,000 4.100% 100.000000 10/31/2012 1:32:43 PM 2,000 units $ 2,000,000.00 #32074 15 4.150% 100.000000 10/25/2012 4:50:01 PM 15 units $ 15,000.00 #32075 15 4.150% 100.000000 10/25/2012 5:04:58 PM 15 units $ 15,000.00 #32077 15 4.150% 100.000000 10/25/2012 5:17:34 PM 15 units $ 15,000.00 #32085 250 4.150% 100.000000 10/29/2012 6:34:52 PM 84 units $ 84,000.00 #32084 250 4.150% 100.000000 10/29/2012 6:40:05 PM Rejected: Timestamp https://www.auctions.zionsdirect.com/auction/7355/results Page 2 of 3

Zions Direct Auctions - Results 10/31/12 11:43 AM

Auction Totals:	15,000 units	$ 15,000,000.00

Page 1 of 3

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

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